Exhibit 10.47

[GRAPHIC OMITTED]

July 09, 2001

Mr. Richard Tusing
Member - Board of Directors
TSET, Inc.
Two Centerpointe Drive, Suite 580
Lake Oswego, Oregon  97035


Dear Rich:

      Bill Poster and I have thoroughly enjoyed our past few meetings. Those meetings, in addition to our own analysis, have provided a strong baseline understanding of the "Kronos" business opportunity.

      We have had an opportunity to forward along certain information and brief the other partners of The Eagle Rock Group ("Eagle Rock") on Kronos. There is a strong interest on Eagle Rock's behalf to work with the Kronos team to fully comprehend and capitalize on the Kronos technology.

      We are very confident that Eagle Rock can assist TSET, Inc. in unlocking the potential value of the Kronos technology. Most likely, dramatically accelerating TSET, Inc.'s Kronos opportunities versus the timing and development if TSET, Inc. were to continue on a go-it-alone strategy or if it were to work and coordinate with the myriad of groups necessary to duplicate the Eagle Rock team. Specifically, Eagle Rock initially envisions working to augment and enhance the efforts of TSET, Inc.'s Board of Directors and management in the following areas (i) capital raising and allocation (ii) strategic partner introduction and evaluation (iii) distribution channel development (iv) product focus and brand development (v) human resource placement and (vi) capital market introduction and awareness (items (i) - (vi) above define as the "Engagement"). However, due to our compensation structure (see below), I can assure you that Eagle Rock commits broadly to ensure the success of each of our clients.

      As we have discussed with you, Eagle Rock not only differentiates itself based on the talent and skill sets of each of the partners, but on our collective commitment to the toughest challenge of all for businesses -
execution. During our past discussions we have provided examples of ways in which we work with organizations to build and harvest value. Our goal is to always link the direct results of Eagle Rock's participation with an organization to Eagle Rock's compensation. As a Board Member, Investor and potentially as part of management, I am sure that you will find this mutuality of interest refreshingly different.

      In helping to define our aligned interests, I have attached "a framework" for TSET, Inc. to consider in its ongoing relationship with Eagle Rock. This is








             7918 Jones Branch drive, suite 600 o McLean Va. o 22102
              Telephone: 703.287.8718 * Cellular PHone 703.625.6172
                    e-mail: j_mcdermott@Theeaglerockgroup.com

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                                                                        07/09/01


a framework of an understanding of what is necessary to make TSET, Inc. - Kronos a joint success.

      As you are already aware, Eagle Rock will require continued due diligence and fulsome investigation of TSET, Inc., its Board of Directors and management. We believe that we can complete such work no later than the date in which TSET, Inc. initially files its Registration Statement associated with the Fusion Capital equity line of credit (such date is anticipated to be on or around July 12, 2001).

      Although satisfactory results of Eagle Rock's additional due diligence will be required, this letter and the terms of attached "Relationship Outline" are intended to provide an agreement between Eagle Rock and TSET, Inc. Please indicate your concurrence in the space provided below.

      Eagle Rock looks forward to our relationship. Please call Bill Poster or me at your earliest convenience to discuss.

                                         Sincerely,



                                         James P. McDermott, Managing Director
                                         Eagle Rock Advisors, LLC
                                         Manager for The Eagle Rock Group, LLC



------------------------
Richard Tusing
TSET, Inc.


------------------------
Date

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               TSET, Inc. Kronos - Eagle Rock Relationship Outline

STRUCTURE -
-----------

Six-month "evergreen" independent contractor relationship with a 30-day prior notice cancellation provision.


PURPOSE AND MISSION -
---------------------

Eagle Rock anticipates providing the following support to TSET, Inc.'s Board of Directors and management:

        -          capital raising and allocation

        -          strategic partner introduction and evaluation

        -          distribution channel development

        -          product focus and brand development

        -          human resource placement and

        -          capital market introduction and awareness.

COMPENSATION AND EXPENSES -
---------------------------

TSET, Inc. will issue to Eagle Rock a 10-year warrant for 1,400,000 shares of TSET, Inc. common stock that will fully vest and be exercisable on January 01, 2002. TSET, Inc. shall not have any obligation to issue the warrant if Eagle Rock elects on or before July 06, 2001 not to proceed with this agreement. A formal warrant agreement acceptable to Eagle Rock will be issued within thirty
(30) days of this agreement. Termination of this agreement by TSET, Inc. shall not effect the vesting of the warrant. The option exercise price is based upon the date of this agreement. In the event TSET, Inc. seeks additional equity or debt financing, Eagle Rock shall be given an opportunity to participate in such financing upon the terms to be offered to third parties provided that Eagle Rock must definitively state its intention to so invest within the reasonable time periods imposed by TSET, Inc.. TSET, Inc. reserves the right to accept equity or debt financing from any source if, at the time such financing is made available to TSET, Inc., Eagle Rock has not definitively indicated its intent to so participate.

Eagle Rock does not bill for out of pocket or incidental expenses, but does require a $20,000.00 per month expense fee payable at the beginning of each month to cover such costs. Should the expense costs of Eagle Rock extend beyond those initially estimated by Eagle Rock, TSET, Inc. and Eagle Rock will negotiate in good faith for a new monthly expense allowance.


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INDEMNIFICATION -
-----------------

Because of the importance of TSET, Inc.'s management's and Board of Directors cooperation and guidance to the effective performance of the completion of the Engagement, TSET, Inc. will release Eagle Rock and hold harmless and indemnify Eagle Rock and its affiliates from any claims, liabilities, damages, awards, judgments, claims costs and expenses (in any case, a "claim") relating to the services provided under this letter or any addendum thereto which are brought by TSET, Inc., its officers, directors, subsidiaries or affiliates or by any third party based upon information, documentation, disclosures, and the like provided to Eagle Rock by TSET, Inc.; provided, however, that such indemnification shall not apply in connection with any claim arising out of Eagle Rock's gross negligence or willful misconduct. Additionally, TSET, Inc. will take whatever corporate action is necessary to name Eagle Rock and its affiliates as "Indemnitees" and hence be insured on a basis no different than the management or the Board of Directors of TSET, Inc.

OTHER TERMS AND CONDITIONS -
----------------------------

Eagle Rock shall have certain vesting rights associated with the warrant, as well as tag along rights, put rights, and change of control rights, that are the same as current advisors/management (i.e., Richard Tusing and Dan Dwight) except Eagle Rock's rights shall not include restrictions generally required of management as a result of their status as current or future employees. For example, management's rights may be triggered only if there is a change of control and termination of employment - Eagle Rock would not be subject to the termination of employment requirement. Additionally, Eagle Rock will have the right to nominate one seat on the Board of Directors of TSET, Inc. and if elected, compensation commensurate with other outside Board Members.

Both parties hereto agree that neither party shall make any public statements regarding the other party without prior written approval including, without limitation, statements in public securities documents.




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